SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BMC Software, Inc.
(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P. Elliott International, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On May 31, 2012, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT FILES DETAILED ANALYSIS ON BMC

Presentation Filed with SEC Presents BMC’s Failings and Future Opportunities for Growth
and Stockholder Value Maximization

NEW YORK, May 31, 2012 /PRNewswire/ -- Elliott Management, a $20 billion private investment firm and major stockholder in BMC Software (NASDAQ: BMC), today sent BMC's Board the following letter:

May 31, 2012
The Board of Directors
BMC Software, Inc.
2101 Citywest Boulevard
Houston, TX 77042-2827
Attention:  Robert E. Beauchamp, Chairman and Chief Executive Officer

Dear Members of the Board of Directors:

I write to you again on behalf of Elliott Management and our collective funds, holders of 6.5% of BMC Software common stock.  Our letter today is to inform you that we have filed a presentation with the SEC laying out in greater detail our perspectives on BMC’s historical and current issues, as well as the opportunities available to BMC’s Board to maximize stockholder value in the future.

Throughout the last two weeks, we also have continued to hear from numerous BMC stockholders who agree with our view of the Company, encourage our continued process, and who, like us, remain frustrated by the Board’s intransigence and apparent unwillingness to actively engage in a thoughtful approach to maximizing stockholder value. As detailed in our presentation, the Board’s behavior is particularly disappointing given the Company’s significant underperformance due to poor management execution and a lack of engaged Board oversight.  After studying these issues for several months and doing extensive research, we have outlined in our presentation the changes needed to bring fresh insight to the Board and the steps the Company should take immediately to deliver long-overdue value to stockholders.

We look forward to speaking soon and fully intend to continue in our efforts.

Sincerely,
Jesse Cohn
Portfolio Manager

About Elliott Associates
Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds' investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Additional Information
Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intend to make a filing with the Securities and Exchange Commission of a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012 Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation has been included in a preliminary proxy statement filed on May 25, 2012, by Elliott with the Securities and Exchange Commission. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott's definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission's website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).

Media Contacts:
Peter Truell
Elliott Management, L.P.
(212) 478-2080

-OR-

Tom Johnson
The Abernathy MacGregor Group
(212) 371-5999